UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MOHAWK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of Mohawk Industries, Inc.:

You are cordially invited to attend the annual meeting of stockholders to be held on Wednesday, May 8, 2013, at 10:00 a.m. local time, at the Company’s offices at 1975 West Oak Circle, Marietta, Georgia 30062.

The business of the meeting will be (i) to elect a class of directors to serve a three-year term beginning in 2013, (ii) to vote upon a non-binding resolution related to the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm, and (iii) to vote upon a non-binding, advisory resolution to approve executive compensation. There will not otherwise be a business review at the meeting.

Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card in the enclosed, postage-prepaid envelope or vote by Internet or telephone at your earliest convenience so that your shares will be represented at the meeting. If you choose to attend the meeting, you may revoke your proxy and personally cast your votes. To receive a map and driving directions to the Company’s office, please call Deby Barnes-Forbus at (706) 624-2246.

Sincerely yours,

JEFFREY S. LORBERBAUM

Chairman and Chief Executive Officer

Calhoun, Georgia

April 1, 2013

MOHAWK INDUSTRIES, INC.

160 South Industrial Boulevard

Calhoun, Georgia 30701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2013

The annual meeting of stockholders of Mohawk Industries, Inc. (the “Company”) will be held on Wednesday, May 8, 2013, at 10:00 a.m. local time, at the Company’s offices at 1975 West Oak Circle, Marietta, Georgia 30062.

The meeting is called for the following purposes:

1. To elect two persons who will serve as the Company’s Class III directors for a three-year term beginning in 2013;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

3. To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers, as disclosed and discussed in the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement; and

4. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed March 15, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on May 8, 2013:

The Proxy Statement and the 2012 Summary Annual Report to Stockholders are available at www.mohawkind.com.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR USE INTERNET OR TELEPHONE VOTING SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU CHOOSE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES.

By Order of the Board of Directors,

JAMES T. LUCKE

Vice President, General Counsel and Secretary

Calhoun, Georgia

April 1, 2013

MOHAWK INDUSTRIES, INC.

160 South Industrial Boulevard

Calhoun, Georgia 30701

PROXY STATEMENT

This Proxy Statement is furnished by and on behalf of the Board of Directors of Mohawk Industries, Inc. (“Mohawk” or the “Company”) in connection with the solicitation of proxies for use at the annual meeting of stockholders of the Company to be held on Wednesday, May 8, 2013, and at any and all adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card will be first mailed on or about April 1, 2013 to the stockholders of record of the Company (the “Stockholders”) on March 15, 2013 (the “Record Date”).

Proxies will be voted as specified by the Stockholders. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of the common stock of the Company (the “Common Stock”) represented thereby will be voted FOR election of the nominees listed in this Proxy Statement as directors of the Company, FOR ratification of KPMG LLP as the Company’s independent registered public accounting firm, and FOR the proposal regarding the advisory vote on the approval of the Company’s executive compensation. A Stockholder’s submission of a signed proxy will not affect his or her right to attend and to vote in person at the Annual Meeting. Stockholders who execute a proxy may revoke it at any time before it is voted by (i) filing a written revocation with the Secretary of the Company, (ii) executing a proxy bearing a later date or (iii) attending and voting in person at the Annual Meeting.

The presence of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, either in person or by proxy, will constitute a quorum. Shares of Common Stock represented by proxies at the meeting, including broker nonvotes and those that are marked “WITHHOLD AUTHORITY” or “ABSTAIN” will be counted as shares present for purposes of establishing a quorum. A broker nonvote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Once a quorum is established, (i) the election of directors will require the affirmative vote of a plurality of the shares of Common Stock represented and entitled to vote in the election at the Annual Meeting and (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013 and the approval of the advisory vote on executive compensation will require the affirmative vote of the holders of a majority of the votes represented and entitled to vote thereon at the Annual Meeting. Neither withholding authority to vote with respect to one or more nominees nor a broker nonvote will have an effect on the outcome of the election of directors. As to proposals (2) and (3), shares represented by proxies that are marked “ABSTAIN” will have the effect of a vote against the proposal, while a broker nonvote will not have an effect on the outcome of the proposal.

Pursuant to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), holders of Common Stock will be entitled to one vote for each share of Common Stock held. Pursuant to the provisions of the Delaware General Corporation Law, March 15, 2013 has been fixed as the Record Date for determination of Stockholders entitled to notice of and to vote at the Annual Meeting, and, accordingly, only holders of Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 69,594,303 shares of Common Stock issued and outstanding held by approximately 298 Stockholders.

THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR USE INTERNET OR TELEPHONE VOTING.

Voting Instructions

By Written Proxy.    Stockholders can vote by written proxy card. If you are a beneficial owner, you may request a written proxy card or a vote instruction form from your bank, broker or other nominee.

By Telephone or Internet.    Stockholders also can vote by touchtone telephone using the telephone numbers on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will include the instructions with the proxy materials. The telephone and Internet voting procedures are designed to authenticate Stockholders’ identities, to allow Stockholders to vote their shares, and to confirm that their instructions have been recorded properly.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for the Board of Directors of the Company to consist of three classes of directors serving staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors.

Currently, Phyllis O. Bonanno, David L. Kolb and W. Christopher Wellborn serve as Class III directors, whose terms expire at the Annual Meeting. After years of dedicated service to the Company, both Mr. Kolb and Ms. Bonanno have informed the Board of Directors of their decision to retire upon the expiration of the current term at the Annual Meeting.

The Company’s Certificate of Incorporation provides that the Company shall have at least two and no more than eleven directors, with the Board of Directors to determine the exact number. In addition, the Certificate of Incorporation divides the Board of Directors into three classes, with each to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. In furtherance of the requirement that the three classes be as equal in size as possible, the Board of Directors reclassified John F. Fiedler from Class I to Class III, so that upon the expiration of the current term Class I and II will have three directors and Class III will have two directors.

The Board of Directors has re-nominated Messrs. Fiedler and Wellborn for election as Class III directors at the Annual Meeting. The Class I and Class II directors have one year and two years, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

It is the intention of the persons named as proxies to vote the proxies for the election of each of Messrs. Fiedler and Wellborn as a Class III director of the Company, unless the Stockholders direct otherwise in their proxies. Each of Messrs. Fiedler and Wellborn has consented to serve as a director of the Company if elected. In the unanticipated event that any of Messrs. Fiedler and Wellborn refuses or is unable to serve as a director, the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated. The Board of Directors has no reason to believe that either of Messrs. Fiedler and Wellborn will be unable or will decline to serve as a director.

The affirmative vote of a plurality of the shares represented and entitled to vote in the election at the Annual Meeting at which a quorum is present is required for the election of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW

Director, Director Nominee and Executive Officer Information

Based on information supplied by them, set forth below is certain information concerning the nominees for election as Class III directors and the directors in Classes I and II whose terms of office will continue after the Annual Meeting, including the name and age of each, current principal occupation (during the last five years unless otherwise indicated), the name and principal business of the organization in which such occupation is carried on, the year each was elected to the Board of Directors of the Company, all positions and offices held during 2012 with the Company, and directorships, including any other directorships held during the past five years, in other publicly-held companies.

Nominees for Director

Class III Nominees for Directors

John F. Fiedler — Mr. Fiedler (age 74) has been a director of the Company since March 2002. Mr. Fiedler is the retired Chairman of the board of directors of BorgWarner. He most recently served as Chief Executive

Officer of BorgWarner having been named Chairman and Chief Executive Officer in January 1995. Prior to that, Mr. Fiedler served as President and Chief Operating Officer of BorgWarner. Before joining BorgWarner in June 1994, Mr. Fiedler was Executive Vice President of The Goodyear Tire & Rubber Company (“Goodyear”), where he was responsible for North American Tires. Mr. Fiedler’s 29-year career with Goodyear included numerous sales, marketing and manufacturing positions in the United States and Asia. Mr. Fiedler is also a director of WABCO Holdings, Inc., a Belgian truck component manufacturer and Snap-on Inc., a global developer, manufacturer and marketer of tools and equipment solutions for professional tool users. Mr. Fiedler also formerly served as a director of YRL Worldwide Inc., formerly Yellow Roadway Corp, and AirTran Holdings, Inc., a low-cost air travel provider. He is also a member of the Kent State Foundation Commission and on the Advisory Board of Prism Capital, a Mezzanine Fund, L.P.

W. Christopher Wellborn — Mr. Wellborn (age 57) has been a director of the Company since our acquisition of Dal-Tile International Inc. (“Dal-Tile”) in March 2002. He has served as the Company’s Chief Operating Officer since November 2005 and as its President and Chief Operating Officer since November 2009. Mr. Wellborn was Executive Vice President, Chief Financial Officer and Assistant Secretary of Dal-Tile from August 1997 through March 2002. From March 2002 to November 2005, he served as President — Dal-Tile. From June 1993 to August 1997, Mr. Wellborn was Senior Vice President and Chief Financial Officer of Lenox, Inc. Mr. Wellborn formerly served as a director of Palm Harbor Homes, Inc., a builder of manufactured and modular custom homes.

Continuing Directors

Class I Directors Continuing in Office (Terms Expire 2014)

Karen A. Smith Bogart — Ms. Bogart (age 55) has been a director of the Company since May 2011. Ms. Bogart is President of Pacific Tributes Inc., a start-up firm located in Santa Barbara, California. From 2003 to 2006, Ms. Bogart was Chairman and President, Greater Asia Region and Senior Vice President of Eastman Kodak Company, located in Shanghai, PRC. She previously managed many of Eastman Kodak’s largest global businesses, including Kodak Professional Imaging, Consumer Printing, and Consumer Cameras and Batteries. Ms. Bogart is also a director of Monolithic Power Systems, Inc., a high performance analog semiconductor company.

Richard C. Ill — Mr. Ill (age 69) has been a director of the Company since May 2011. Mr. Ill has served as the Chairman of Triumph Group, Inc. (“Triumph Group”), a public, international aviation services company, since 2009, and was President, Chief Executive Officer and a director of Triumph Group from 1993 until 2012. Previously, Mr. Ill held a variety of senior executive positions with Alco Standard Corporation until he founded what is now the Triumph Group. Mr. Ill has over 45 years of public company experience both in management, manufacturing and operations. In addition, Mr. Ill has 14 years of experience as a director of public companies, currently serving as a director of P.H. Glatfelter Company, a global supplier and leading manufacturer of paper and fiber products, and having formerly served as a director of Airgas, Inc., a distributor of industrial, medical, and specialty gases and related equipment, safety supplies and MRO products and services.

Jeffrey S. Lorberbaum — Mr. Lorberbaum (age 58) has been a director of the Company since our acquisition of Aladdin Mills Inc. (“Aladdin”) in March 1994. He has served as Chairman of the Board since May 2004 and as the Company’s Chief Executive Officer since January 2001. From January 1995 until January 2001, Mr. Lorberbaum served as President and Chief Operating Officer of the Company. Mr. Lorberbaum joined Aladdin in 1976 and served as Vice President — Operations from 1986 until February 1994 when he became President and Chief Executive Officer.

Class II Directors Continuing in Office (Terms Expire 2015)

Bruce C. Bruckmann — Mr. Bruckmann (age 59) has been a director of the Company since October 1992. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. (“CVC, Ltd.”) and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of CVC, Ltd. Mr. Bruckmann is also a director of Town Sports International, Inc., a fitness club operator, MWI Veterinary Products, Inc., a distributor of animal health products to veterinarians, H&E Equipment Services L.L.C., a renter and distributor of industrial and construction equipment, and Heritage — Crystal Clean Inc., a provider of parts cleaning services. Mr. Bruckmann also serves as a director for Downtown Locker Room and Magpul Industries Corporation, which are private companies.

Frans G. De Cock — Mr. De Cock (age 70) has been a director of the Company since our acquisition of Unilin Flooring BVBA and its affiliated companies (“Unilin”) (now one of the Company’s principal operating subsidiaries) in October 2005 and was named President — Unilin in November 2005. Mr. De Cock retired as President — Unilin effective January 1, 2009 but has continued to provide consulting services to Unilin since that time. Before joining Mohawk, Mr. De Cock was one of the managing directors of Unilin. From 1997 until 1999, he also served as President of the European Federation of Associations of Particleboard Manufacturers and, from 1999 until 2004, as President of the European Panel Federation.

Joseph A. Onorato — Mr. Onorato (age 64) has been a director of the Company since February 2008. From July 1998 until his retirement in September 2000, Mr. Onorato served as Senior Vice President and Chief Financial Officer for the Automotive Aftermarket Group of Dana Corporation, a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers. In July 1998, Dana Corporation merged with Echlin, Inc. (“Echlin”), a worldwide manufacturer of motor vehicle parts. At the time of the merger, Mr. Onorato was Senior Vice President and Chief Financial Officer for Echlin. While at Echlin, he also served as Treasurer from 1990 to 1994 and as Vice President and Treasurer from 1994 to 1997. He is a certified public accountant and previously worked with PricewaterhouseCoopers. Since his retirement from Dana Corporation, Mr. Onorato has consulted with a private equity firm on acquisitions. Mr. Onorato also serves on the board of directors for Affinia Group Intermediate Holdings, Inc., a motor vehicle components manufacturer, where he is chairman of the Audit Committee, and BPI Holdings International, Inc., a motor vehicle components manufacturer. In addition, Mr. Onorato serves as a member of the Advisory Board of the School of Business at Quinnipiac University.

In connection with the merger of Aladdin with a wholly-owned subsidiary of the Company in February 1994 (the “Aladdin Merger”), the Company agreed to nominate up to two persons designated by the former stockholders of Aladdin for election or re-election, as the case may be, to the Board of Directors of the Company and to use its best efforts to cause such nominees to be elected to the Board of Directors. Beginning in 1999, Messrs. Jeffrey S. Lorberbaum and Sylvester H. Sharpe were such designees. Effective May 17, 2006, Mr. Sharpe retired from the Board of Directors. At this time, the holders have decided not to designate anyone to fill the vacancy created by Mr. Sharpe’s retirement. At such time as the former stockholders of Aladdin have disposed of 50% or more of the Common Stock issued to them in the Aladdin Merger, the Company will be required to nominate only one such person to the Board of Directors, and at such time as the former stockholders of Aladdin have disposed of 75% or more of the Common Stock issued to them in the Aladdin Merger, the Company will no longer be required to nominate any of such persons to the Board of Directors.

In connection with the acquisition of Unilin by the Company in October 2005, the Company agreed to appoint to its Board of Directors a representative designated by Unilin, and Mr. Frans G. De Cock was initially appointed to the Board of Directors as a result.

Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors and are currently comprised of Messrs. Jeffrey S. Lorberbaum and W. Christopher Wellborn (who are identified above), Frank H. Boykin, James F. Brunk, Brian M. Carson, James T. Lucke, Bernard P. Thiers and John C. Turner, Jr.

Frank H. Boykin — Mr. Boykin (age 57) was named Vice President — Finance and Chief Financial Officer of the Company in January 2005. In August 2004, Mr. Boykin was appointed Vice President — Finance. He previously served as Corporate Controller of the Company from April 1993 until May 1999, when he was appointed Vice President, Corporate Controller. Before joining the Company, Mr. Boykin served as a Senior Manager at KPMG LLP.

James F. Brunk — Mr. Brunk (age 47) has been Corporate Controller, Chief Accounting Officer of the Company since May 2009. Mr. Brunk joined the Company in October 2006 as Chief Financial Officer for the Mohawk Home division. Prior to joining the Company, Mr. Brunk was Vice President, Finance-Transportation-Americas for Exide Technologies, a worldwide leader in production and recycling of lead acid batteries from January 2005 to October 2006.

Brian M. Carson — Mr. Carson (age 48) was named President — Mohawk Flooring in January 2012. Mr. Carson joined Mohawk as President — Hard Surfaces for Mohawk Flooring in 2006, with responsibilities later expanded to include logistics. From 2008 until his 2012 promotion, Mr. Carson served as Chief Operating Officer — Mohawk Flooring. Mr. Carson served in manufacturing and senior management roles with Armstrong World Industries for 16 years prior to joining the Company.

James T. Lucke — Mr. Lucke (age 52) joined the Company in May 2007 and serves as the Company’s Vice President, General Counsel and Secretary. Mr. Lucke served as Senior Vice President, Secretary and General Counsel of Spectrum Brands, Inc., a diversified consumer products company, from October 1999 until joining the Company.

Bernard P. Thiers — Mr. Thiers (age 57) was promoted to President — Unilin in January 2009, succeeding Mr. De Cock in this position. Mr. Thiers joined Unilin in 1984 as a plant manager and has served in roles of increasing management significance since that time. From 1996 to 2006, he served as Managing Director of Unilin Flooring and from 2006 until his 2009 promotion, he served as President — Unilin Flooring.

John C. Turner, Jr. — Mr. Turner (age 44) was promoted to President — Dal-Tile in January 2012. Mr. Turner began his career with Dal-Tile in 1990, progressing through a series of sales, operations and management roles. In 2005, Mr. Turner was promoted to Senior Vice President of Sales. From 2008 to 2011, he served as Senior Vice President of Operations — Dal-Tile, and from 2011 until his 2012 promotion, he served as Chief Operating Officer — Dal-Tile.

Meetings and Committees of the Board of Directors

General.    During 2012, the Board of Directors held seven meetings. All members of the Board of Directors attended over 90% of the total number of Board of Directors and Committee meetings that they were eligible to attend. All members of the Board of Directors at the time of the 2012 Annual Meeting of Stockholders were present at such meeting.

The Board of Directors has affirmatively determined, considering generally all relevant facts and circumstances regarding each non-management director, that none of Ms. Bogart, Ms. Bonanno, Mr. Bruckmann, Mr. Fiedler, Mr. Ill, Mr. Kolb or Mr. Onorato have a material relationship that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director, and therefore they are independent within the meaning of the standards for independence set forth in the Company’s corporate governance guidelines, which are consistent with applicable Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) corporate governance standards. Definitions of independence for directors and committee members can be found on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

The Company has a standing Audit Committee (the “Audit Committee”) of the Board of Directors established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is comprised of three directors: Mr. Onorato (Chairman), Mr. Bruckmann and Mr. Ill. The Audit

Committee met seven times during 2012. The Board of Directors has determined that Mr. Onorato is qualified as the audit committee financial expert within the meaning of applicable SEC regulations and has all the requisite accounting and financial expertise within the meaning of the listing standards of the NYSE. The Audit Committee oversees management’s conduct of the financial reporting process, the system of internal, financial and administrative controls and the annual independent audit of the Company’s consolidated financial statements. In addition, the Audit Committee engages the independent registered public accounting firm, reviews the independence of such independent registered public accounting firm, approves the scope of the annual activities of the independent registered public accounting firm and internal auditors and reviews audit results. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” See also Audit Committee — Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.

The Company has a standing Compensation Committee (the “Compensation Committee”), which consists of Mr. Fiedler (Chairman), Ms. Bogart and Mr. Onorato. The Compensation Committee met twice during 2012. The Compensation Committee is responsible for deciding, recommending and reviewing the compensation, including benefits, of the executive officers and directors of the Company, for reviewing risks associated with the Company’s compensation policies and practices and for administering the Company’s executive and senior management incentive compensation plans. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” See also Executive Compensation and Other Information — Compensation Committee Report.

The Company has a standing Nominating and Corporate Governance Committee (the “Governance Committee”), which consists of Mr. Bruckmann (Chairman), Ms. Bonanno and Mr. Kolb. The Governance Committee met twice during 2012. The Governance Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities under the NYSE listing standards and Delaware law, identifying qualified candidates for nomination to the Board of Directors and developing and evaluating the Company’s corporate governance policies. The Governance Committee also considers nominees to the Board of Directors recommended by stockholders in accordance with the requirements of the Company’s Bylaws. See also Corporate Governance — Nomination Process for the Board of Directors. The Board of Directors has adopted a written charter for the Governance Committee and Corporate Governance Guidelines recommended by the Governance Committee, both of which are available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

Executive Sessions with Non-Management Directors.    All directors who are not members of the Company’s management team meet without the Chief Executive Officer and other Company personnel as needed during a portion of each non-telephonic Board of Directors meeting. The Chairmen of the Company’s standing committees chair these executive sessions on a rotating basis.

2012 DIRECTOR COMPENSATION

During the 2011 service year (May 2011-May 2012), the Company paid each independent director an annual retainer of $30,000 and a fee of $4,000 for each Board meeting and $1,000 for each Committee meeting attended. The Compensation Committee and Governance Committee Chairmen received an additional annual retainer of $2,500 each, and the Audit Committee Chairman also received an additional annual retainer of $5,000. Each independent director also received a grant of 1,000 restricted stock units on the first business day of 2012.

Non-employee directors may elect to receive their retainer in cash, shares of Common Stock or phantom stock or a 50/50 mix of cash and Common Stock or phantom stock. The amount of shares of Common Stock or phantom stock issued is based on the fair market value of the Common Stock at the beginning of each quarter. Phantom stock is an optional income deferral feature that uses a book entry, stock valued account that fluctuates in value based on the performance of the Common Stock over the deferral period.

Following a review of current market practices for directors of peer public companies, in February 2012, the Board of Directors adopted the Mohawk Industries, Inc. 2012 Non-Employee Director Compensation Plan (the

“Director Compensation Plan”), which replaced the 1997 Non-Employee Director Stock Compensation Plan. The Director Compensation Plan operates as a subplan of the 2012 Incentive Plan, and does not constitute a separate source of shares.

For the 2012 service year (May 2012-May 2013), each independent director will receive an annual retainer of $80,000 and no separate meeting fees. The Compensation Committee and Governance Committee Chairmen will receive an additional retainer of $10,000 each, and the Audit Committee Chairman will receive an additional annual retainer of $15,000. Each independent director will continue to receive an annual grant of 1,000 restricted stock units that vest ratably over five years. In transitioning to the 2012 service year compensation, the directors continued to receive meeting fees for meetings held in 2012. The fees for meetings that occurred during the 2012 service year were credited against the retainer that was paid in January 2013 for the 2012 service year.

The Company also reimbursed all directors for expenses the directors incurred in connection with attendance at meetings of the Board of Directors or Committees.

The following table presents certain summary information concerning director compensation paid by the Company for services rendered during the year ended December 31, 2012.

2012 Director Compensation

The following table presents certain summary information concerning director compensation paid by the Company for services rendered during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation($)(3)	Total($)
Karen A. Smith Bogart	59,584	60,160	—	—	119,744
Phyllis O. Bonanno	59,584	60,160	—	—	119,744
Bruce C. Bruckmann	60,000	60,160	—	—	120,160
Frans G. De Cock	—	—	143,563	550,980	694,543
John F. Fiedler	62,377	60,160	—	—	122,537
Richard C. Ill	61,584	60,160	—	—	121,744
David L. Kolb	62,377	60,160	—	—	122,537
Joseph A. Onorato	73,170	60,160	—	—	133,330

(1)	Includes fees earned for attending meetings and payment of the annual retainer. Ms. Bogart, Ms. Bonanno, Mr. Fiedler, Mr. Ill and Mr. Onorato elected to take their 2011 service year retainer of $33,584, $33,584, $36,377, $33,584 and $39,170, respectively, in lieu of cash, in the form of Common Stock of 557, 557, 603, 557 and 649 shares, respectively, pursuant to the Company’s 1997 Non-Employee Director Stock Plan and 2007 Incentive Plan issued on January 3, 2012. For the 2011 service year, Mr. Kolb elected to receive his retainer of $36,377 in the form of 603 shares of phantom stock. Fractional shares were paid in cash.

(2)	The amounts reported in the Stock and Option Awards columns reflect the grant date fair value calculated in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in determining the grant date fair values of these awards are set forth in Note 10 to the Company’s consolidated financial statements, which are included in our annual Report on Form 10-K for the year ended December 31, 2012. On January 3, 2012, each of the directors, other than Mr. De Cock, received 1,000 restricted stock units, with a grant date fair value of $60,160. On February 21, 2012, Mr. De Cock received 5,000 stock options, with a grant date fair value of $143,563 that vest ratably over five years. As of December 31, 2012, our directors held the following aggregate number of shares of restricted stock units and stock options:

	Restricted Stock Units (#)	Stock Options (#)
Ms. Bogart	1,000	—
Ms. Bonanno	3,000	18,000
Mr. Bruckmann	3,000	8,550
Mr. De Cock	—	21,000
Mr. Fiedler	3,000	6,750
Mr. Ill	1,000	—
Mr. Kolb	3,000	6,750
Mr. Onorato	3,000	—

(3)	Pursuant to Mr. De Cock’s Service Agreement, as described further in Certain Relationships and Related Transactions, Mr. De Cock received an annual salary and retainer of $350,321 (Euro 259,497) and an annual bonus of $200,659 (Euro 148,636). These amounts represent the approximate dollar values of his base salary and annual bonus, converted to U.S. Dollars using the Euro to Dollar exchange rate of 1.35.

Employees of the Company or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Committee of the Board of Directors. Mr. De Cock also does not receive any fees or remuneration for his services as a member of the Board of Directors, but he receives compensation for consulting services as described further in Certain Relationships and Related Transactions.

AUDIT COMMITTEE

Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.

The Audit Committee members reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2012 with management. The Audit Committee members also discussed the matters required to be discussed by Statement on Auditing Standards No. 61/114, as amended, as adopted by the Public Company Accounting Oversight Board, with the Company’s independent registered public accounting firm. The Audit Committee received the written disclosure letter from the independent registered public accounting firm, which letter is required by applicable requirements of the Public Company Accounting Oversight Board regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm any relationships that may impact the objectivity and independence of the independent registered public accounting firm and satisfied itself as to the independence of the independent registered public accounting firm. In addition, the members of the Audit Committee considered whether the provision of services for the year ended December 31, 2012 described below under Principal Accountant Fees and Services was compatible with maintaining such independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Audit Committee

Joseph A. Onorato-Chairman

Bruce C. Bruckmann

Richard C. Ill

Principal Accountant Fees and Services

The following table shows the fees rendered (in thousands) to the Company’s principal independent registered public accounting firm for the audit of the Company’s annual consolidated financial statements for 2012 and 2011, respectively, and fees billed for non-audit related services, tax services and all other services performed by the Company’s independent registered public accounting firm during 2012 and 2011, respectively.

	2012	2011
Audit Fees(a)	$3,888	$3,901
Audit-Related Fees(b)	44	54
Tax Fees(c)	2	30
All Other Fees	—	—

	$3,934	$3,985

(a)	Audit services consist principally of the audit and quarterly reviews of the consolidated financial statements, the audit of internal control over financial reporting, and fees for accounting consultations on matters reflected in the consolidated financial statements. Audit fees also include fees for other attest services required by statute or regulation (foreign or domestic), such as statutory audits in U.S. and non-U.S. locations.

(b)	Audit-related services consist principally of audits of financial statements of employee benefit plans and professional services related to consultation with management on the accounting for various matters.

(c)	Tax fees consist principally of professional services rendered for tax compliance and tax consulting.

The Audit Committee pre-approved all audit and audit-related, tax and non-audit related services in 2012 and 2011. The Audit Committee has adopted a policy regarding the retention of the Company’s independent registered public accounting firm that requires pre-approval of all audit and audit-related, tax and non-audit related services by the Chairman of the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and audit-related, tax and non-audit related services to be performed by the Company’s independent registered public accounting firm.

PROPOSAL 2 — RATIFICATION OF SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2013 and has directed that management submit the selection of the independent registered public accounting firm to Stockholders for ratification at the Annual Meeting. Representatives of KPMG are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. If the Stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG, but still may retain it. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

As our businesses continue to innovate, introduce new products, improve productivity and expand geographically, we are pleased to report improved financial performance again in 2012. Highlights include:

•	Earnings per share before unusual charges of $3.78, up 29% compared to 2011.

•	Adjusted operating income increased 15% to $398 million.

•	Cash flow from operations increased from $301 million in 2011 to $588 million in 2012.

•

We achieved total stockholder return (“TSR”) for the three-year period ended December 2012 at the 71st percentile of the companies in our peer group (see “Determination of Executive Officer Compensation — 2012 Review of Compensation — Long Term Incentive Plan” for a discussion of these peer companies).

Please see our 2012 Annual Report that accompanies this Proxy Statement for additional information on the results of our operations for 2012 and a reconciliation of Non-GAAP financial measures at page A-1 of this Proxy Statement.

As we significantly rely on performance metrics for determining our executive compensation, the compensation of our named executive officers was positively affected by our financial results in 2012.

•

Our 2012 annual cash incentive awards were based upon a combination of goals relating to earnings per share (“EPS”), earnings after capital charge (“EAC”), and earnings before interest, taxes, depreciation and amortization (“EBITDA”), which are described on page 16.

–

As a result of the Company’s 2012 performance against these goals, 2012 annual cash incentive awards were paid to our CEO based on achievement of 118% of target performance goals and to our other named executive officers based on achievement of between 68% and 142% of target performance goals.

•

Our 2012 long term incentive awards granted as restricted stock units (“RSUs”) (or options, in the case of Mr. Thiers) were determined based upon the achievement of performance goals related to TSR for the prior three years (2009-2011) and individual goals.

–

As the Company achieved TSR at the 65th percentile of the peer group for the 2009-2011 performance period, each named executive officer received grants in 2012 at 160% of target. These awards are then scheduled to vest over the next three years.

While exceeding annual and long term compensation targets for 2012, our CEO’s 2012 total compensation remained well beneath the median of our peer group.

Compensation Philosophy and Objectives

Our goal is to have a compensation program that enables us to attract, motivate, develop and retain highly-qualified executives who will assist us in meeting our long-range objectives, thereby serving the interests of our stockholders. To meet these objectives, our executive leadership must be of the caliber and have the level of experience necessary to manage successfully our complex global business. We believe that, in order to do this effectively, our program must meet the following criteria:

•	create a strong link between the executives’ compensation and our annual and longer-term financial performance;

•	use performance-based incentive compensation to place elements of our executives’ compensation at risk;

•	closely align our executives’ interests with those of our stockholders by making stock-based incentives an element of our executives’ compensation; and

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.

Our determinations and assessments of executive compensation are primarily driven by two considerations: market data based on the compensation levels, programs and practices of certain other companies for comparable executive positions; and Company and individual performance in specified areas, such as financial metrics and operational efficiency. We believe that market competitiveness and performance factors, considered in conjunction, provide a reasonable basis to assess executive performance and build value for our stockholders. As described below, we consider each of these areas in making our executive compensation decisions from setting base salaries to providing annual and longer-term rewards.

Market Data

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. The peer group consists of companies of comparable size on both a revenue and market capitalization basis that are engaged, to varying degrees, in businesses similar to ours. We believe that we compete, to varying degrees, for business and talent with the companies in this peer group. The Compensation Committee considers the 50th percentile of the Company’s peer group as a guide for setting total direct compensation (base salary plus annual cash incentive plus long-term incentive) for our executives. For purposes of setting compensation levels for 2012, the peer group was comprised of the following companies:

Armstrong World Industries, Inc. Ball Corporation Fortune Brands, Inc. Lennox Corporation Masco Corporation MeadWestvaco Corporation Newell Rubbermaid Inc.	Owens Corning PPG Industries, Inc. The Sherwin-Williams Company Stanley Black & Decker, Inc. Steelcase Inc. Temple-Inland Inc. USG Corporation Whirlpool Corporation

The Compensation Committee obtained information on the compensation levels, programs and practices of the companies within the peer group from market surveys periodically conducted by Mercer, Inc. (“Mercer”), a compensation consultant engaged by the Compensation Committee. In February 2013, the Compensation Committee considered whether the work of Mercer raised any conflict of interest. The Committee considered various factors and determined that with respect to executive and director compensation-related matters, no conflict of interest was raised by the work of Mercer.

Company and Individual Performance Metrics

We rely significantly on performance-based measurements to determine the compensation earned by our executives. To customize our compensation program and recognize individual performance and contribution to the Company, we focus on goals relating to EPS, EAC, EBITDA, TSR and individual performance.

We select these financial and individual metrics for our incentive programs because we believe that they create appropriate incentives, aligned with those of our stockholders, to improve the operational efficiency and, as a result, the financial performance, of the Company. We also believe they are good indicators of our overall performance, including whether the Company and its business units are achieving our annual or longer-term business objectives, and lead to the creation of long-term value for our stockholders. When target performance levels for each financial and individual performance goal are set, we believe such goals are likely to be achieved with good performance by our executives, taking into account the variability of economic, marketplace and industry conditions.

Components of Our Compensation Program

Our executive compensation program for our named executive officers consists primarily of the following integrated components: base salary, annual cash incentive awards and long-term incentive opportunities, which together comprise an executive’s total direct compensation in a given year or performance period.

Base salary provides our executive officers with a level of compensation consistent with their skills, experience and contributions in relation to comparable positions in the competitive marketplace. Base salary is the one fixed component of our executives’ total direct compensation, in contrast to annual cash incentive awards and long-term incentive compensation, which are at risk based on performance. The Compensation Committee reviews the base salaries of our executive officers annually and whenever an executive is promoted. In addition, we also consider the executive’s experience for the position, differences in position and responsibilities relative to the peer group and his personal contribution to the financial and operational performance of the Company and our businesses.

Annual incentive awards are awarded under our Senior Executive Bonus Plan (“Annual Cash Incentive Plan”) and provide a direct link between executive compensation and our annual performance. Unlike base salary, which is fixed, our executives’ annual cash incentive award is at risk based on how well the Company and our executives perform against annual performance goals.

Equity incentive awards in the form of restricted stock units and stock options are awarded under our Long Term Equity Incentive Plan (“Long Term Incentive Plan”) and provide a link between executive compensation and our long term performance, as grants are based on financial goals for a three-year performance period and annual individual performance goals. To determine the number of awards granted in February 2012, the performance period of 2009-2011 applied. Awards granted under the Long Term Incentive Plan vest ratably over three years following the grant date.

By placing a significant portion of an executive’s annual pay at risk, the Compensation Committee believes that compensation is more directly related to performance and more closely links the financial interests of the executives and those of the stockholders. Given our business objectives, the Compensation Committee intends that this policy be appropriate and fair for both the executives and the stockholders.

Our compensation program is complemented with limited perquisites and other executive benefits, including 401(k) matching contributions and severance benefits that the Compensation Committee believes are appropriate, individually and in the aggregate, to ensure our executive compensation program remains competitive.

Allocation of Total Direct Compensation

Just as our stockholders put their money at risk when they invest in our Company, we believe that a significant portion of our executives’ compensation should be at risk. For example, in 2012, assuming achievement of target performance objectives, approximately 71% of Mr. Lorberbaum’s total direct compensation was at risk, and approximately 29% (in the form of salary) was fixed. Of the portion of his total direct compensation that was at risk, approximately 26% was represented by his annual cash bonus award and approximately 45% by his long-term incentive opportunity. Our other named executive officers had similar allocations of fixed and at-risk compensation for 2012: 67% of the principal compensation components for our named executive officers in the aggregate was at risk and tied to performance of our stock price and variable financial metrics for 2012.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the 2012 Annual Meeting of Stockholders, holders of over 92% of the voted shares approved the compensation of the Company’s named executive officers. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the result of this most recent advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices continue to enjoy strong shareholder support. In light of this support, the Compensation Committee did not make material changes to our executive compensation program.

At the 2011 Annual Meeting of Stockholders, our stockholders expressed a preference that advisory votes on executive compensation be held on an annual basis. Consistent with this preference, the Board has implemented an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 annual meeting.

Determination of Executive Officer Compensation

2012 Review of Compensation

As a guide in setting compensation for 2012, the Compensation Committee used the results of the Mercer survey of our 2010 peer group executive compensation and adjusted the results by a rate of 2.5%. This assessment showed that, for 2011, our chief executive officer received:

•	total direct compensation, which includes base salary, annual cash incentive awards and long-term incentive compensation, at the 34th percentile of the peer group;

–	base salary at the 48th percentile of the peer group;

–	total cash compensation, which includes base salary and annual cash incentive awards, at the 40th percentile of the peer group; and

–	long-term incentive compensation at the 32nd percentile of the peer group.

The same assessment showed that, on average for 2011, our named executive officers received compensation in each of these categories at approximately the median of our peer group.

In making its determinations of 2012 executive compensation, the Compensation Committee at its February 2012 meeting considered (i) the results of the adjusted Mercer assessment discussed above and a tally sheet detailing the various elements of compensation for our named executive officers, including base salary and annual and long-term incentives, (ii) results of performance of our named executive officers against applicable financial and personal performance goals for 2011, and (iii) other factors described in “Compensation Philosophy and Objectives” above. Then, together with Mr. Lorberbaum’s recommendations for compensation for the named executive officers other than himself, the Compensation Committee made determinations concerning 2012 adjustments to base salaries and awards under the annual and long-term incentive compensation plans.

Base Salary

Based on the Compensation Committee’s review of marketplace comparables, the economic conditions and other factors described above, base salaries for 2012 were adjusted in consideration of individual performance and consistent with Company-wide salary increases. Increases in 2012 base salaries over 2011 for our named executive officers ranged from approximately 2.5%-3% in the case of Messrs. Lorberbaum, Wellborn, Boykin and Thiers. In recognition of Mr. Carson’s 2011 performance and his promotion to President — Mohawk Flooring, his base salary was increased by $25,000, or approximately 5.6%.

Annual Cash Incentive Awards

As discussed above, the named executive officers are eligible to earn annual cash incentive awards under the Annual Cash Incentive Plan. Pursuant to the Annual Cash Incentive Plan, each member of our management team, including each of our named executive officers, is eligible to participate in a bonus pool. The governing parame-

ters of the Annual Cash Incentive Plan are as follows: (i) no annual cash incentive awards are payable under the Annual Cash Incentive Plan unless we achieve positive consolidated adjusted operating income for the year; (ii) each named executive officer has a maximum bonus award based on a percentage of the bonus pool (which we refer to as the “Maximum Pool Award”); and (iii) actual incentive awards earned by the named executive officers are based on achievement of applicable performance goals established by the Compensation Committee.

In 2012, we achieved the threshold financial goal of positive consolidated adjusted operating income, which resulted in the funding of an Annual Cash Incentive Plan bonus pool equal to 1.25% of our 2012 consolidated adjusted operating income of $398 million. Total adjustments to operating income were $18.6 million of business restructurings. The bonus pool for 2012 was approximately $4.98 million. For 2012, the Maximum Pool Award for each of Messrs. Lorberbaum and Wellborn was 24% and 20% of the bonus pool, respectively, and for each of our other named executive officers, the Maximum Pool Award was 14% of the bonus pool. For 2012, the Compensation Committee exercised its discretion to award less than the Maximum Pool Award for each named executive officer.

As noted above, actual cash incentive awards earned by the named executive officers are based on performance against applicable performance goals established by the Compensation Committee and target incentive opportunities. In February 2012, the Compensation Committee established annual cash incentive award opportunity ranges for each of our named executive officers, reflected as a percentage of each named executive officer’s 2012 base salary, that would be payable based on performance against applicable goals related to adjusted EPS and EAC and EBITDA (“Incentive Plan Financial Goals”).

Annual Incentive Award Opportunity (Percentage of Base Salary)*

	Threshold	Target	Maximum
Jeffrey S. Lorberbaum	0%	90%	150%
W. Christopher Wellborn	0%	90%	135%
Frank H. Boykin	0%	75%	115%
Bernard P. Thiers	0%	75%	115%
Brian M. Carson	0%	75%	115%

*	Subject to Maximum Pool Award

For 2012, the Compensation Committee established the following Incentive Plan Financial Goals to determine actual bonus amounts under the Annual Cash Incentive Plan. Calculations between the various performance levels are linear (which means they were determined using straight-line interpolation). The Company goals were weighted at 85% for EPS and 15% for EAC. For the Presidents of the Mohawk Flooring and Unilin business units (Messrs. Carson and Thiers), the Incentive Plan Financial Goals consisted of the Company EPS and Company EAC Goals (collectively weighted at 25%, allocated 85% to EPS and 15% to EAC) and business unit EPS, EAC and EBITDA related goals (collectively weighted at 75%). The applicable EPS, EAC and EBITDA business unit goals were allocated 85% to EPS and 15% to EAC for our Mohawk Segment, and 33.3% to Unilin Segment EBITDA and 66.7% to Unilin Europe EBITDA for Unilin.

2012 Incentive Plan Financial Goals

	Company EPS	Company EAC (in thousands)	Mohawk EPS	Mohawk EAC (in thousands)	Unilin Europe EBITDA (in millions)	Unilin Segment EBITDA (in millions)
Threshold	$2.92	$45,706	$0.55	$7,756	$233.4	$269.0
Target	$3.63	$73,848	$0.72	$19,012	$246.9	$288.9
Maximum	$4.00	$91,367	$0.81	$25,397	$277.4	$326.5
2012 Performance	$3.76	$78,717	$0.81	$29,619	$229.9	$275.0

Based on the Company’s achievement of the Incentive Plan Financial Goals discussed above, our named executive officers were paid the following annual cash incentive awards (see also Summary Compensation table in this proxy statement):

	Aggregate Performance Against Target	2012 Award
Jeffrey S. Lorberbaum	118%	$1,036,000
W. Christopher Wellborn	118%	$895,000
Frank H. Boykin	118%	$465,000
Bernard P. Thiers	68%	$336,000
Brian M. Carson	142%	$481,000

Long-Term Incentive Plan

Similar to the Annual Cash Incentive Plan, no stock awards would have been granted in 2012 unless the Company achieved positive adjusted consolidated operating income for 2011. Having achieved this threshold, the Compensation Committee determined the number of RSUs (and, in the case of Mr. Thiers, stock options) to grant to the named executive officers based on (i) the Company’s stock performance over a three-year (2009-2011) period as compared to peer companies (“Business Component”) and (ii) individual performance in 2011 (“Personal Component”), each as described below. The awards granted under the Long Term Incentive Plan vest three years following the grant date. The Grants of Plan-Based Awards table included in this proxy statement shows the actual number of Long Term Incentive Plan awards that each of our named executive officers received in 2012.

Business Component.    The financial goals for determining the number of stock awards granted in 2012 for the Business Component were based on TSR over a three-year period (2009-2011) as compared to a group of peer companies. The peer companies included:

Armstrong World Industries

Herman Miller, Inc.

HNI Corporation

Interface, Inc.

Leggett & Platt, Incorporated

Lennox International, Inc.

Martin Marietta Materials, Inc.

Masco Corporation

Newell Rubbermaid Inc.

Owens Corning The Sherwin-Williams Company Snap-on Incorporated Steelcase, Inc. Universal Forest Products, Inc. USG Corporation Vulcan Materials Company Whirlpool Corporation

We selected these comparably-sized peer companies on both a revenue and market capitalization basis, as well as companies involved in businesses, products or channels of distribution similar to ours. The Compensation Committee then assigned each participant a target number of stock awards (based on a percentage of base salary), which would be awarded should the Company achieve TSR at the 50th percentile of the peer group. Amounts ranging from 50% to 200% of the target number would be earned based on achievement between the 25th and 75th percentile of the peer group. Calculations between the various performance levels are linear (which means they were determined using straight line interpolation). The number of stock awards ultimately granted was determined by dividing the named executive officer’s award value by the closing value of the stock price on February 16, 2012. The Company achieved the TSR at the 65th percentile of the peer group for 2012 awards, which resulted in Business Component RSUs awarded as set forth in the table below.

	Percentage of Base Salary Earned in RSUs
	TSR Below 25th Percentile of Peer Group	TSR at 25th Percentile of Peer Group	TSR at 50th Percentile of Peer Group	TSR at 75th Percentile of Peer Group	RSUs granted in 2012 at the 65th Percentile(#)
Jeffrey S. Lorberbaum	0%	60%	120%	240%	29,455
W. Christopher Wellborn	0%	60%	120%	240%	25,352
Frank H. Boykin	0%	45%	90%	180%	11,870
Bernard P. Thiers*	0%	45%	90%	180%	32,977
Brian M. Carson	0%	45%	90%	180%	6,594

*	Mr. Thiers received stock options instead of RSUs.

Personal Component.    In addition, each named executive officer was eligible to receive stock awards having a value equal to up to 30% of base salary that would be awarded in 2012 should certain individual goals be achieved during 2011, a summary of which are included in the following table.

Individual Goals
Jeffrey S. Lorberbaum	Execute certain productivity objectives across divisions, sales and product strategies, succession planning objectives, capital plan projects, and distribution, innovation and cost reduction strategies and develop new business strategies
W. Christopher Wellborn	Execute certain strategic initiatives, international business development objectives, product and supply strategies and new product development, process improvement initiatives, and innovation and cost reduction programs
Frank H. Boykin	Execute certain financial initiatives and cost saving programs, achieve organizational development goals, develop and implement process improvement programs and drive productivity improvements
Bernard P. Thiers	Execute international business development objectives, expand distribution, continued development of management team, execute cost saving, process improvement and technology initiatives, execute new product and innovation initiatives and develop new business opportunities
Brian M. Carson	Execute certain business development objectives, sales and product innovation strategies, supply chain strategies, succession planning objectives, process improvement programs and distribution, innovation and cost reduction strategies

Following a review of performance against individual goals, our named executive officers earned incentive awards based on the Compensation Committee’s determination of their performance which averaged 90% of the maximum achievable awards for the Personal Component, as follows:

Additional RSUs granted in 2012(#)
Jeffrey S. Lorberbaum	4,142
W. Christopher Wellborn	3,565
Frank H. Boykin	2,226
Bernard P. Thiers*	6,183
Brian M. Carson	1,855

*	Mr. Thiers received stock options instead of RSUs.

Perquisites and Other Executive Benefits

Perquisites and other executive benefits are a part of our executives’ overall compensation and include access to health care and other benefits. We offer additional executive perquisites at the senior leadership level, including defined contribution matching benefits, health benefits and life insurance coverage benefits as referenced in the Summary Compensation Table.

Retirement Benefits and Deferred Compensation

Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide a financial security component that promotes retention. We maintain the Mohawk Carpet Corporation Retirement Savings Plan II, a 401(k) retirement plan in which our named executive officers are eligible to participate, along with a substantial number of our employees.

We maintain the Mohawk Industries, Inc. Senior Management Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 25% of their pre-tax earnings and up to 100% of their year-end bonus payments and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded, and the participants have previously earned and voluntarily elected to defer these amounts in order to accumulate tax-deferred returns. We do not match contributions to the plan. Plan participants can allocate their account balances among the same investment options available under our qualified contribution retirement plan (other than investments in Company stock), which also accumulate on a tax-deferred basis.

Severance Pay Arrangements

Our named executive officers participate in our general employee severance plan which provides a specified number of weeks of severance pay based on continuous service time to the Company and the reason for termination of employment. Our named executive officers, other than Mr. Wellborn and Mr. Thiers, are employees at-will and do not have long-term contracts with us. See “Certain Relationships and Related Party Transactions” for a description of our agreements with Mr. Wellborn and Mr. Thiers, including severance benefits provided thereunder and “Potential Payments Upon Termination or Change in Control” for a quantification of the severance benefits.

Stock Ownership Guidelines

Stock ownership guidelines are reviewed annually as part of the compensation planning process. The stock ownership goals for our executive officers are based on a multiple of the executive’s annual base salary. The ownership multiple for our CEO and COO is three times annual base salary, for our CFO and business segment leaders is two times annual base salary and for our other key position holders is one times annual base salary. Stock ownership guidelines provide that each executive is expected to meet this goal within five years of his participation in the Long Term Incentive Plan. In addition, our directors are expected to own three times their annual retainer within five years of their election. For purposes of our stock ownership guidelines, ownership includes shares of Common Stock, RSUs and in-the-money options subject to time vesting. As of March 2013, all of our directors and executive officers have met their requirements.

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m) while others are not.

Compensation Risk Review

We have assessed the incentive compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk-taking above the level of risk associated with the Company’s business model.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Decisions and recommendations regarding the compensation of our executives are made by a three-member Compensation Committee composed entirely of independent directors, as determined by the Board of Directors. The following is a report of the Compensation Committee concerning our executive compensation policies for 2012.

Compensation Committee Report

The Compensation Committee of the Board of Directors oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement and based on such review and discussions recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

Compensation Committee

John F. Fiedler-Chairman

Karen A. Smith Bogart

Joseph A. Onorato

2012 Summary Compensation Table

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the years ended December 31, 2012, 2011 and 2010 for (i) the Principal Executive Officer and the Principal Financial Officer of the Company, and (ii) each of the three other most highly compensated executive officers of the Company (determined as of December 31, 2012) (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Jeffrey S. Lorberbaum,	2012	1,030,000		—		2,222,106	—	1,036,000		9,251	4,297,357
Chief Executive Officer	2011	1,005,000		—		961,190	—	778,000		9,473	2,753,663
	2010	990,000		66,000	(4)	312,016	—	816,000		7,681	2,191,697

Frank H. Boykin,	2012	555,000		—		932,309	—	465,000		9,623	1,961,932
Chief Financial Officer	2011	540,000		—		414,970	—	348,000		9,063	1,312,033
	2010	525,000		—		166,421	—	390,000		8,213	1,089,634

W. Christopher Wellborn,	2012	890,000		—		1,912,570	—	895,000		16,034	3,713,604
President	2011	865,000		—		850,352	—	670,000		16,689	2,402,041
	2010	850,000		—		3,736,816	—	757,000		14,794	5,358,610

Bernard P. Thiers,	2012	718,107	(5)	—		—	1,124,385	336,000	(5)	—	2,178,492
President — Unilin	2011	681,017		—		—	864,132	384,118		—	1,929,267
	2010	704,346		25,048	(4)	—	229,455	489,600		—	1,448,449

Brian M. Carson,	2012	475,000		—		889,517	—	481,000		15,036	1,860,553
President — Mohawk Flooring	2011	450,000		—		490,773	—	243,000		15,425	1,199,198
	2010	420,250		—		130,010	—	312,000		12,507	874,767

(1)	The amounts reported in the Stock and Option Awards columns reflect the grant date fair value calculated in accordance with the provisions of ASC 718. The grant date fair value of the restricted stock units is equal to the number of units issued times the closing trading price of the Company’s stock on the day of grant. The assumptions used in determining the grant date fair values of the option awards are set forth in Note 10 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	Represents the amount of incentive bonus earned under the Annual Cash Incentive Plan.

(3)	Amounts include 401(k) matching contributions, health benefits, and life insurance coverage benefits.

(4)	Achievement of applicable Annual Cash Incentive Plan financial goals resulted in Annual Cash Incentive Plan award calculations in excess of assigned individual award limits by $66,000 and $25,048, respectively, for Messrs. Lorberbaum and Thiers.

(5)	Mr. Thiers’ salary is paid in Euros and fixed pursuant to his service agreement. Amounts reported in U.S. Dollars fluctuate based on changes in foreign exchange rates. This amount represents the approximate dollar value of his base salary and annual cash incentive award, converted to U.S. Dollars using the Euro to Dollar exchange rate of 1.35 for 2012, 1.31 for 2011 and 1.38 for 2010.

2012 Grants of Plan-Based Awards

		Estimated Future Payouts under Non-Equity Incentive Plans(1)			All Other Stock Awards: Number of Shares of Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jeffrey S. Lorberbaum	2/21/2012				33,597	—	—	2,222,106
		0	927,000	1,194,240
Frank H. Boykin	2/21/2012				14,096	—	—	932,309
		0	416,250	638,250
W. Christopher Wellborn	2/21/2012				28,917	—	—	1,912,570
		0	801,000	995,200
Bernard P. Thiers	2/21/2012				39,160	—	28.71	1,124,385
		0	500,915	696,640
Brian M. Carson	2/21/2012				8,449	—	—	558,817
		0	356,250	546,250	5,000	—	—	330,700

(1)	Represents threshold, target and maximum bonus opportunities under the Annual Cash Incentive Plan. The actual amount of incentive bonus earned by each Named Executive Officer in 2012 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Annual Cash Incentive Plan is included in the Compensation Discussion and Analysis.

(2)	Represents the grant date fair value of $66.14 per unit of RSUs and $28.71 per share of stock option awards granted in 2012. The grant date fair value of RSUs is equal to the number of units issued times the closing trading price of the Company’s stock on the day of grant. The grant date fair value of options was calculated in accordance with the provisions of ASC 718. The assumptions used in determining the grant date fair values of the option awards are set forth in Note 10 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012.

2012 Outstanding Equity Awards at Year-End

The following table sets forth information on outstanding equity awards for each of the Named Executive Officers on December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested as of 12/31/12 ($)
Jeffrey S. Lorberbaum	8,000	—		73.45	2/5/2014
	10,000	—		88.33	2/23/2015
						738	(6)	66,767
						2,222	(7)	201,024
						6,246	(8)	565,076
						2,846	(9)	257,478
						33,597	(10)	3,039,521
Frank H. Boykin	2,400	—		73.45	2/5/2014
	35,000	—		88.33	2/23/2015
						492	(6)	44,511
						1,185	(7)	107,207
						2,483	(8)	224,637
						1,514	(9)	136,972
						14,096	(10)	1,275,265
W. Christopher Wellborn	3,500	—		48.50	2/24/2013
	13,500	—		73.45	2/5/2014
	10,000	—		88.33	2/23/2015
	50,000	—		81.90	11/15/2015
	80,000	20,000	(1)	74.47	2/20/2018
						738	(6)	66,767
						90,000	(11)	8,142,300
						2,222	(7)	201,024
						60,000	(12)	5,428,200
						5,362	(8)	485,100
						2,736	(9)	247,526
						28,917	(10)	2,616,121
Bernard P. Thiers	7,000	—		93.65	2/21/2017
	5,600	1,400	(1)	74.47	2/20/2018
	14,445	—		28.37	2/20/2019
	8,045	4,022	(2)	46.80	2/22/2020
	11,263	11,262	(3)	57.34	2/22/2021
	3,837	7,673	(4)	57.34	2/22/2021
	—	39,160	(5)	66.14	2/21/2022
Brian M. Carson						926	(7)	83,775
						1,101	(8)	99,607
						904	(9)	81,785
						5,000	(13)	452,350
						8,449	(10)	764,381
						5,000	(14)	452,350

(1)	The stock options were granted on February 20, 2008 and are scheduled to vest ratably over five years on each of the first five anniversaries of the grant date.

(2)	The stock options were granted on February 22, 2010 and are scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(3)	The stock options were granted on February 22, 2011 and are scheduled to vest ratably over two years on each of the first two anniversaries of the grant date.

(4)	The stock options were granted on February 22, 2011 and are scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(5)	The stock options were granted on February 21, 2012 and are scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(6)	Restricted stock units granted on February 20, 2008, in connection with each executive’s annual incentive award for 2007 and scheduled to vest ratably over five years on each of the first five anniversaries of the grant date.

(7)	Restricted stock units granted on February 22, 2010, in connection with each executive’s long term incentive plan award for 2009 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(8)	Restricted stock units granted on February 22, 2011, in connection with each executive’s long term incentive plan award for 2010 and scheduled to vest ratably over two years on each of the first two anniversaries of the grant date.

(9)	Restricted stock units granted on February 22, 2011, in connection with each executive’s long term incentive plan award for 2010 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(10)	Restricted stock units granted on February 21, 2012, in connection with each executive’s long term incentive plan award for 2010 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(11)	Restricted stock units granted on November 4, 2009, in connection with Mr. Wellborn’s employment agreement entered into in connection with his promotion to President and Chief Operating Officer. The RSUs are scheduled to vest vest ratably over six years beginning in 2014.

(12)	Restricted stock units granted on November 5, 2010, in connection with Mr. Wellborn’s employment agreement entered into in connection with his promotion to President and Chief Operating Officer. The RSUs are scheduled to vest on December 31, 2019.

(13)	Restricted stock units granted on February 22, 2011, in connection with Mr. Carson’s expanded responsibilities with Mohawk Flooring. The RSUs are scheduled to vest on February 22, 2016.

(14)	Restricted stock units granted on February 21, 2012, in connection with Mr. Carson’s promotion to President —Mohawk Flooring. The RSUs are scheduled to vest on February 21, 2017.

2012 Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and RSUs that vested during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Jeffrey S. Lorberbaum	2,100	89,859	15,033	986,243
Frank H. Boykin	700	28,273	7,426	487,776
W. Christopher Wellborn	—	—	13,584	891,058
Bernard P. Thiers	—	—	—	—
Brian M. Carson	—	—	3,462	226,903

2012 Nonqualified Deferred Compensation

Name	Executive Contributions in the Last FY ($)(1)	Registrant Contributions in the Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jeffrey S. Lorberbaum	—	—	—	—	—
Frank H. Boykin	38,850	—	196,214	—	1,518,004
W. Christopher Wellborn	—	—	108,759	—	894,877
Bernard P. Thiers	—	—	—	—	—
Brian M. Carson	72,350	—	18,981	—	183,037

(1)	Reflects elective deferrals under the Senior Management Deferred Compensation Plan. These amounts are included in the amount reported as “Salary” in the Summary Compensation Table for 2012.

(2)	Aggregate earnings are not includable in the Summary Compensation Table because such earnings are not above-market or preferential interest rates.

The Senior Management Deferred Compensation Plan is a nonqualified deferred compensation plan where the Named Executive Officers may elect to defer up to 25% of their annual base salary and up to 100% of their incentive cash bonus. Deferral elections are due prior to January 1 of each year, and are irrevocable. Mohawk directs a trustee to invest the assets which are held in an irrevocable Rabbi Trust. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the plan, Mohawk may direct the trustee in writing to invest the assets held in the trust to correspond to the hypothetical investments made for participants in accordance with their direction. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds in which the assets are invested. The executive must make an election regarding payment terms at least twelve (12) months prior to payment, which may be either a lump sum, or annual installments of from two (2) to ten (10) years. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit. All accounts would be immediately distributed upon a change in control of the Company.

Equity Compensation Plan Information

The following table gives information about the Common Stock that may be issued under the Company’s existing equity compensation plans as of December 31, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan
Equity Compensation Plans Approved by Stockholders(1)	1,600,940	(2)	$74.87	(3)	3,200,000	(4)
Equity Compensation Plans Not Approved by Stockholders(2)	—		—		—

(1)	Includes the 2012 Long Term Incentive Plan, 2007 Long Term Incentive Plan, the 2002 Long Term Incentive Plan, Mohawk Industries, Inc. 1997 Long-Term Incentive Plan, Mohawk Industries, Inc. 1993 Stock Option Plan, Mohawk Industries, Inc. 1992 Mohawk-Horizon Stock Option Plan and Mohawk Industries, Inc. 1992 Stock Option Plan.

(2)	This amount consists of 995,498 stock options outstanding and 605,442 stock awards outstanding.

(3)	Calculation of weighted average exercise price of outstanding awards includes stock options but does not include restricted stock units that convert to shares of Common Stock for no consideration.

(4)	All of such shares are available for issuance pursuant to grants of full-value awards.

Potential Payments Upon Termination of Employment or Change in Control

Each of our named executive officers, other than Messrs. Wellborn and Thiers, are entitled to participate in the Company’s severance plan that is available to all employees. In addition, as described under “Certain Relationships and Related Party Transactions” the Company is party to an employment agreement with Mr. Wellborn and a service agreement with Mr. Thiers, each of which specify the payments and benefits to which such executives are entitled upon a termination of employment for specified reasons.

The following table shows the estimated value of benefits to each of the named executive officers if their service had been terminated under various circumstances as of December 31, 2012. The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, accrued but unpaid vacation pay (which payments and reimbursements would be made to all salaried employees), distributions under our 401(k) retirement plan (which plan is generally available to all of our salaried employees), payments under the Company’s severance plan (which plan is generally available to all of our salaried employees), and the value of equity awards that were vested by their terms as of December 31, 2012. The table also excludes the named executive officers’ vested account balances under the Senior Management Deferred Compensation Plan (the estimated value of which is reflected above under “2012 Nonqualified Deferred Compensation”).

	Involuntary Termination ($)		Termination For Cause; Voluntary Resignation ($)	Death($)		Disability($)		Retirement($)(5)	Change in Control($)
Jeffrey S. Lorberbaum
Value of Equity Acceleration	—		—	4,287,426	(4)	4,287,426	(4)	—	4,287,426	(4)

W. Christopher Wellborn
Cash Severance	3,382,000	(1)	—	—		—		—	—
Value of Benefits	20,815	(2)	—	—		—		—	—
Value of Equity Acceleration	7,800,776	(3)	—	7,687,688	(3)	7,687,688	(3)	—	17,187,038	(3)
Executive Life Insurance	—		—	890,000		1,760,000		—	—

Frank H. Boykin
Value of Equity Acceleration	—		—	1,788,592	(4)	1,788,592	(4)	—	1,788,592	(4)
Bernard P. Thiers
Cash Severance	1,235,591	(1)	—	—		—		—	—
Value of Benefits	—		—	—		—		—	—
Value of Equity Acceleration	—		—	1,778,120	(4)	1,778,120	(4)	—	1,778,120	(4)
Executive Life Insurance	—		—	—		—		—	—

Brian M. Carson
Value of Equity Acceleration	—		—	1,934,248	(4)	1,934,248	(4)	—	1,934,248	(4)

Total	12,439,182		—	18,366,074		19,236,074		—	26,975,424

(1)	Reflects for Mr. Wellborn (i) two times his 2012 base salary, which would be payable over two years following termination, and (ii) 90% of his 2012 base salary for 2012 (to be paid once during each of the two fiscal years following the year in which the termination occurs) in lieu of annual bonus. Reflects for Mr. Thiers, 1.85 times his 2012 base salary, payable in a lump sum. For purposes of the table, we have assumed that the Company elects to terminate Mr. Thiers’ employment immediately in exchange for the lump sum disclosed above, and that Mr. Thiers would not be entitled to any continuation of benefits during the 22-month notice period that would otherwise be required.

(2)	Reflects the value, based on 2012 rates, of continued participation in the Company’s employee benefit plans for two years following termination.

(3)

Reflects for Mr. Wellborn the value of his outstanding RSUs, other than 150,000 RSUs granted pursuant to his employment agreement, in each case based on the closing market price of the Common Stock on December 31, 2012 ($90.47). Of the 150,000 RSUs granted pursuant to Mr. Wellborn’s employment agreement, 46,250 of such shares would vest in the event of an involuntary termination and 45,000 of such shares would vest in the event of death or disability as of December 31, 2012. All of such shares would vest in the event of a change of control.

(4)	Reflects the value of unvested options and RSUs that vest upon the designated event, in each case based on the closing market price of the Common Stock on December 31, 2012 ($90.47). Pursuant to the 2007 Plan, unvested stock options and RSUs vest upon the executive’s termination of employment due to death or disability.

(5)	Messrs. Lorberbaum, Wellborn, Boykin, Thiers and Carson were not retirement eligible on December 31, 2012.

Certain Relationships and Related Transactions

The Company’s written Related Person Transaction Policy (the “Policy”) can be obtained from the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” The Policy includes guidelines for identifying, reviewing, approving and ratifying Related Person Transactions, as defined in the Policy. Related Person Transactions include any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which persons designated in the Policy had, have or will have a direct or indirect material interest. Related Person Transactions are submitted to the Audit Committee for consideration, approval or ratification, after consideration of the relevant facts and circumstances of a particular Related Person Transaction, including but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the transaction involves a director or a person related to the director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) whether the potential Related Person Transaction is consistent with the Company’s Ethics Standards.

On November 4, 2009, the Company entered into an employment agreement with Mr. Wellborn (the “Wellborn Agreement”) that reflects his expanded responsibilities as President and Chief Operating Officer of the Company. Pursuant to the terms of the employment agreement, Mr. Wellborn received a base salary of $890,000 in 2012 (which may be increased from time to time by the Board of Directors). Mr. Wellborn is also eligible to earn an annual bonus of up to 135% of his base salary. Additionally, on November 4, 2009, the Company granted to Mr. Wellborn 90,000 RSU’s. Subject to certain vesting conditions, 15,000 of such RSU’s are scheduled to vest and convert to shares of Common Stock on October 31 of each year from 2014 through 2019. On November 5, 2010, Mr. Wellborn received a grant of an additional 60,000 RSU’s pursuant to his employment agreement, which subject to certain vesting conditions are scheduled to vest and convert to shares on December 31, 2019. In the event Mr. Wellborn exercises any of the options granted to him prior to calendar year 2008, he will be ineligible to receive an annual bonus in the year of such exercise as well as in the next fiscal year.

In the event that Mr. Wellborn is terminated without “cause” or resigns for “good reason,” Mr. Wellborn will be entitled to (i) accrued base salary through the date of termination, (ii) the continuation of his base salary for a two-year period following the termination, (iii) continued participation in employee benefit plans for a two-year period following the termination, and (iv) 90% of the base salary for the year in which the termination occurs (to be paid once during each of the two fiscal years following the year in which the termination occurs) in lieu of an annual bonus. In addition, (i) Mr. Wellborn’s previously granted stock options (other than the options granted to Mr. Wellborn prior to calendar year 2008, which shall be immediately cancelled) will immediately vest and become fully exercisable if Mr. Wellborn is terminated without “cause” or resigns for “good reason,” and (ii) the RSU’s scheduled to vest for the year in which the termination occurs will vest, subject to proration for terminations prior to calendar year end. In the event of a change of control of the Company in which the successor does not assume the obligations under the Wellborn Agreement, Mr. Wellborn will be entitled to the payments and benefits as if he had resigned for “good reason.” In addition, in the event of a change of control, all of Mr. Wellborn’s outstanding stock awards will vest or convert to shares, as applicable. Further, Mr. Wellborn is prohibited from competing with the Company or soliciting employees of the Company for five years following his separation from the Company. The Wellborn Agreement expires on December 31, 2019.

On February 9, 2009, the Company’s Unilin Industries BVBA subsidiary and Comm. V. “Bernard Thiers” entered into a service agreement (the “Thiers Service Agreement”) pursuant to which Mr. Thiers provides his services to Unilin. Pursuant to the agreement, Mr. Thiers received an annual base amount of $617,666 (Euro 457,531), in 2012 and an annual retainer amount of $50,220 (Euro 37,200). Mr. Thiers is also eligible for an annual bonus of up to 115% of the base amount. Unilin will reimburse all reasonable expenses incurred for services rendered to Unilin. The Thiers Service Agreement restricts Mr. Thiers from providing services to competing companies or soliciting employees or customers for two years following termination. The initial term of the agreement expires on December 31, 2013. The agreement may be terminated (i) by the Company for serious cause at any time without liability, (ii) by the Company at any time other than for serious cause with payment to Mr. Thiers of 1.85 times his annual base amount or (iii) by the Company on 22 months’ notice.

On February 24, 2009, Unilin Industries BVBA and BVBA “F. De Cock Management” entered into a service agreement (the “De Cock Service Agreement”) pursuant to which Mr. De Cock renders certain services to the Unilin business segment. Pursuant to the De Cock Service Agreement, Mr. De Cock received an annual base amount of $333,943 (Euro 247,365) in 2012 and an annual retainer amount of $16,378 (Euro 12,132). Mr. De Cock is also eligible for an annual bonus of up to 85% of the base amount and an annual grant of up to 5,000 options to purchase Common Stock. The Company will reimburse all reasonable expenses incurred for services rendered to the Company. The De Cock Service Agreement restricts Mr. De Cock from providing services to competing companies or soliciting employees or customers for two years following the termination of the agreement. The agreement has renewable one year terms, but is subject to termination by either party upon three months’ written notice.

Mr. De Cock’s son is an executive in the Unilin business unit, and was paid approximately $796,285 in salary and bonus (Euro 589,841) and was awarded stock options valued at $765,995 (Euro 567,404) in 2012.

Amounts in Euros have been converted to U.S. Dollars based on a 1.35 exchange rate for 2012.

Compensation Committee Interlocks and Insider Participation

During 2012, Messrs. Fiedler and Onorato and Ms. Bogart served as members of the Compensation Committee. None of the Compensation Committee members was, during 2012 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2012, none of the Company’s executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the 2012 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our Stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our Stockholders to vote for the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s Stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables and related narrative executive compensation disclosure in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 3.

Principal Stockholders of the Company

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 15, 2013, by (i) each person who is known by the Company to beneficially own more than five percent (5%) of the outstanding shares of the Common Stock, (ii) each of the Company’s directors and nominees, (iii) each of the named executive officers, and (iv) all of the Company’s directors and executive officers as a group. Unless otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Jeffrey S. Lorberbaum(1)	10,841,062	15.6
Aladdin Partners, L.P.(2)	8,414,619	12.1
Ruane, Cunniff & Goldfarb, Inc.(3)	6,555,047	9.4
BlackRock, Inc.(4)	3,985,309	5.7
Bruce C. Bruckmann(5)	282,728	*
Bernard P. Thiers(6)	265,871	*
W. Christopher Wellborn(7)	212,678	*
David L. Kolb(8)	115,352	*
Frank H. Boykin(9)	47,899	*
Frans G. De Cock(10)	26,000	*
John F. Fiedler	7,813	*
Phyllis O. Bonanno	6,375	*
Joseph A. Onorato	7,262	*
Karen A. Smith Bogart	1,342	*
Richard C. Ill	1,342	*
Brian M. Carson	215	*
All directors and executive officers as a group (16 persons)	11,840,769	17.0

*	Less than one percent.

(1)	The address of Mr. Jeffrey S. Lorberbaum is 2001 Antioch Road, Dalton, Georgia 30721. Includes 8,414,619 shares held by Aladdin Partners, L.P.; please see footnote 2 for a description of Aladdin Partners’ share ownership. Also includes 154,145 shares owned by The Alan S. Lorberbaum Family Foundation, of which Mr. Lorberbaum is a trustee and may be deemed to share voting and investment power. Includes 741,140 shares held by Dalton Partners, L.P., a partnership established for estate planning purposes over which Mr. Lorberbaum has voting and dispositive power. Includes 386,702 shares held by a family trust for the benefit of Mr. Lorberbaum over which Mr. Lorberbaum shares voting and dispositive power. Includes 140,000 shares owned by Cuddy Holdings LP (“Cuddy”). Mr. Lorberbaum owns one-third of the voting shares of Helm Management Corporation, which holds 1,646 shares and is the sole general partner of Cuddy, and may be deemed to share voting and dispositive power with respect to all such shares. Includes 376,702 shares held by a family trust for the benefit of Ms. Suzanne Helen, Mr. Lorberbaum’s sister, and 524,635 shares held by SLH Partners, L.P., a partnership established for estate planning purposes over which Ms. Helen has voting and dispositive power. Also includes 57,917 shares held by Mark Lorberbaum, Mr. Lorberbaum’s brother. Mr. Lorberbaum disclaims beneficial ownership of all shares described above to the extent he does not have a pecuniary interest. Includes 18,000 shares issuable upon the exercise of currently vested options, 194 shares owned pursuant to the Company’s 401(k) Plan, and 25,362 shares directly held. Mr. Lorberbaum had no beneficial shares pledged as security as of March 15, 2013.

(2)

The address of Aladdin Partners, L.P. is 2001 Antioch Road, Dalton, Georgia 30721. ASL Management Corp. is a general partner of Aladdin Partners, L.P. and shares voting and investment power with respect to these shares. The address of ASL Management Corp. is 2001 Antioch Road, Dalton, Georgia 30721. Mr. Jeffrey Lorberbaum is the owner of 100% of the outstanding voting stock of ASL Management Corp. and, as a result, may be deemed to share voting and investment power with respect to these shares. Each of ASL Management Corp. and Mr. Jeffrey Lorberbaum disclaim beneficial ownership of the shares held by Aladdin Partners, L.P. to the extent they do not have a pecuniary interest.

(3)	Based upon Schedule 13G/A dated February 14, 2013 filed with the SEC by Ruane, Cunniff & Goldfarb, Inc. The address of Ruane, Cunniff & Goldfarb, Inc. is 767 Fifth Avenue, New York, New York 10153-4798.

(4)	Based upon Schedule 13G dated January 30, 2013 filed with the SEC by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(5)	Includes 8,550 shares issuable upon the exercise of currently vested options and 257,810 shares held by a family limited partnership.

(6)	Includes 83,765 shares issuable upon the exercise of currently vested options.

(7)	Includes 173,500 shares issuable upon the exercise of currently vested options.

(8)	Includes 647 shares owned pursuant to the Company’s 401(k) plan. Also includes 4,820 shares held by two minor children and 369 shares held by Kolb Holdings, L.P.

(9)	Includes 155 shares owned pursuant to the Company’s 401(k) plan. Also includes 37,400 shares issuable upon the exercise of currently vested options.

(10)	Includes 26,000 shares issuable upon the exercise of currently vested options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2012, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except for one transaction in which Mr. Kolb sold 22,200 shares pursuant to his 10b5-1 plan on May 4, 2012 that was reported on Form 4 the day it was reported to the Company on May 15, 2012, and certain estate planning transactions of Mr. Lorberbaum executed on July 25, 2012 and reported on Form 4 on July 30, 2012 in which there were no sale or disposition of shares to third parties.

CORPORATE GOVERNANCE

General

The Board of Directors and the Governance Committee consider the experience, skills and characteristics of candidates for Board membership as well as the Board membership on an annual basis. The Board and the Committee consider diversity in this process, and in this regard seek the most capable directors and candidates who possess the appropriate characteristics, skills and experience to make a significant contribution to the Board, the Company and its stockholders. The Board considers gender, race, nationality, language skills and other personal characteristics in this process.

The Company’s Board of Directors is well qualified, and each director has the requisite experience, skills and characteristics to serve on the Board. Among or in addition to the backgrounds and experiences described in Director, Director Nominee and Executive Officer Information:

•	Mr. Lorberbaum, our Chairman and CEO, brings over 30 years of management and executive experience in the carpet industry and is a significant stockholder.

•

Mr. Wellborn, our President and Chief Operating Officer, brings over 15 years of executive and financial experience in the manufacturing sector, with over 13 years of such experience with Dal-Tile and the Company.

•

Ms. Bogart, currently President of Pacific Tributes, Inc., brings broad executive experience, including in the consumer products sector and in Asia, with domestic and multi-national public and private companies in various industries, together with service on another public company board of directors.

•

Mr. Bruckmann brings significant experience in corporate finance and capital markets, together with service on other public company boards of directors. He is also a significant stockholder of the Company.

•

Mr. De Cock was CEO of Unilin at the time of its acquisition by the Company, and he served in various executive and management positions with Unilin over many years. He brings unique and strong knowledge of the European and laminate flooring industries.

•

Mr. Fiedler brings experience as a Chairman and CEO with a public, global manufacturing company, many years of operational and executive experience in the manufacturing sector and service on other public company boards of directors.

•

Mr. Ill, currently the Chairman and CEO of Triumph Group, Inc., brings over 45 years of public company experience in management, manufacturing and operations, with over 15 years of experience as a director of public companies.

•

Mr. Onorato brings significant executive and financial experience with public, global manufacturing companies, including service as both a Chief Financial Officer and as a Treasurer, together with service on another public company board of directors.

The Board of Directors has determined that a combined Chairman and Chief Executive Officer position is most appropriate for the Company at this time. Mr. Lorberbaum has served in this combined role since 2004. The Board of Directors believes that Mr. Lorberbaum has efficiently conducted the business and affairs of the Company and believes that he has provided effective leadership and guidance as the Chairman in the development of the Company’s risk profile and pursuit of its strategic goals. The Board of Directors does not have one independent lead director; rather, the Board has determined that each of the three independent chairmen of the Audit, Compensation and Governance Committees will also provide Board leadership by presiding at the Board’s executive sessions on a rotating basis.

The Board of Directors provides oversight of the financial, operational, legal and other business risks to the Company on an ongoing basis. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risk that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the Company’s risk management processes are adequate and functioning as designed.

While the Board is ultimately responsible for risk oversight, the Audit Committee has primary responsibility for the financial, legal and other operational risks and the Compensation Committee assesses the risks associated with our compensation practices. Each of the Committees routinely reports to the full Board on material issues considered by such Committee, which may include issues of risk.

Nomination Process for the Board of Directors

The Governance Committee evaluates candidates for the Board of Directors identified by its members, other Board members, Company’s management and stockholders. The Governance Committee from time to time may also retain a third-party executive search firm to identify qualified candidates for membership on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for consideration by the Governance Committee should follow the procedures set forth below under Stockholder Proposals.

Once the Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation. In evaluating a prospective nominee, the Governance Committee may consider among other things, the following criteria: the ability of the prospective nominee to represent the interests of the stockholders of the Company; the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties; the extent to which the prospective nominee contributes to the range of talent, skill and expertise of the Board of Directors; and the extent to which the prospective nominee helps the Board of Directors reflect the diversity of the Company’s stockholders, employees and customers.

After completing the evaluation, the Governance Committee makes a recommendation to the Board of Directors.

Communication with Directors

The Board of Directors has established a process by which interested parties may send communications to members of the Board of Directors. Interested parties wishing to send communications to members of the Board of Directors should write to the Mohawk Board of Directors at P.O. Box 963, Calhoun, Georgia 30703. Interested parties should indicate whether the communication is directed to all Board members or only non-management Board members. The Company’s Secretary will relay all communications to all members of the Board or non-

management directors as directed by the writer. For other information related to interested party opportunities to communicate with members of the Board of Directors (including the Company’s policy with respect to attendance of directors at annual stockholder meetings), visit the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

Availability of Information

The Board of Directors has adopted (i) written charters for each of the Audit Committee, the Compensation Committee and the Governance Committee, (ii) Corporate Governance Guidelines and (iii) the Mohawk Industries, Inc. Standards of Conduct and Ethics. Each of these documents is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance” and will be made available in print to any stockholder who requests it.

Financial Statements

Consolidated financial statements for the year ended December 31, 2012, independent registered public accounting firm’s reports and management’s discussion and analysis may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder may desire to have included in the Company’s proxy statement for presentation at the 2014 Annual Meeting must be received by the Company at Mohawk Industries, Inc., P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, Attention: Secretary, on or prior to December 2, 2013. In addition, stockholders may intend to present a director nomination or other proposal from the floor of the 2014 Annual Meeting, and they may commence their own proxy solicitation with respect to such director nomination or other proposal. Under the Company’s Bylaws, the Company must receive notice of a director nomination or other stockholder proposal prior to December 2, 2013 in order for the notice to be timely. If the Company does not receive notice of a director nomination or other stockholder proposal prior to December 2, 2013, the Company will retain discretionary voting authority over the proxies returned by stockholders for the 2014 Annual Meeting with respect to such director nomination or other stockholder proposal. Discretionary voting authority is the ability to vote proxies that stockholders have executed and returned to the Company, on matters not specifically reflected on the proxy card, and on which stockholders have not had an opportunity to vote by proxy.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting or are incidental to the conduct of the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

The Company will bear the cost of the solicitation of proxies on behalf of the Company. Directors, officers and other employees of the Company may, without additional compensation except for reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of not more than $8,500 plus expenses. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to Stockholders residing at the same address, unless the Stockholders have notified the Company of their desire to receive multi-

ple copies of the proxy statement. This is known as householding. The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any Stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to Deby Barnes-Forbus by phone at (706) 624-2246 or by mail at 160 S. Industrial Boulevard, Calhoun, Georgia 30701. Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, American Stock Transfer & Trust Company (“AST”), to request that only a single copy of the proxy statement be mailed in the future. Contact AST by phone at 800-937-5449. Beneficial owners should contact their broker, bank or other nominee.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares.

A list of Stockholders entitled to be present and vote at the Annual Meeting will be available at the Company’s offices at 1975 West Oak Circle, Marietta, Georgia 30062, for inspection by the Stockholders during regular business hours from April 26, 2013, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by Stockholders who are present.

If you cannot be present in person, you are requested to complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

JAMES T. LUCKE

Vice President, General Counsel and Secretary

Calhoun, Georgia

April 1, 2013

Annex A

Non-GAAP Reconciliation

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings and Adjusted Diluted Earnings Per Share

(Amounts in thousands, except per share data)

Years Ended December 31,	2012	2011
Net earnings attributable to Mohawk Industries, Inc.	$250,258	173,922
Unusual items:
Unrealized foreign currency losses (1)	—	9,085
Operating lease correction (2)	—	6,035
Business restructurings	18,564	23,209
Debt extinguishment costs	—	1,116
Income taxes	(7,003)	(11,749)

Adjusted net earnings attributable to Mohawk Industries, Inc.	$261,819	201,618

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$3.78	2.92
Weighted-average common shares outstanding-diluted	69,306	68,964

(1)	Unrealized foreign currency losses in Q3 2011 for certain of the Company’s consolidated foreign subsidiaries that measure financial position and results using the U.S. dollar rather than the local currency.
(2)	Correction of an immaterial error related to accounting for operating leases.

Reconciliation of Operating Income to Adjusted Operating Income

(Amounts in thousands)

Years Ended December 31,	2012	2011
Operating income	$379,508	315,542
Add: Business restructurings	18,564	23,209
Operating lease correction	—	6,035

Adjusted operating income	$398,072	344,786

The Company believes it is useful for itself and investors to review both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods.

A-1

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PROXY

MOHAWK INDUSTRIES, INC.

CALHOUN, GEORGIA

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Mohawk Industries, Inc., a Delaware corporation (“Mohawk”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Frank H. Boykin and James T. Lucke, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of Mohawk Common Stock which the undersigned is entitled to vote on all matters which may come before the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Mohawk Industries, Inc. to be held on Wednesday, May 8, 2013 at 10:00 a.m. local time, at 1975 West Oak Circle, Marietta, Georgia 30062, and at any adjournment or postponements thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting, and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof.

(Continued and to be signed on the reverse side.)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

MOHAWK INDUSTRIES, INC.

May 8, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER

ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.mohawkind.com
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	20233000000000000010 6	050813

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. The election of two Directors for a term of three years and until their successors are elected and qualified:				2. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm:	☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ Mr. Mr. Fiedler ¡ Mr. Wellborn		3. Advisory vote to approve executive compensation, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders:	☐	☐	☐

        This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors. The proxies cannot vote your shares unless you sign and return this Proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MOHAWK INDUSTRIES, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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